Exhibit 23.1

Report on Financial Statement Schedule and Consent of
Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Celanese Corporation:

The audits referred to in our report dated February 20, 2007 included the related consolidated financial statement schedule of Celanese Corporation and subsidiaries (“Successor” or “the Company”) for the years ended December 31, 2006 and December 31, 2005 and the nine month period ended December 31, 2004 included in the December 31, 2006 annual report of Celanese Corporation on Form 10-K. This consolidated financial statement schedule is the responsibility of Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 333-122789 and 333-128048) on Form S-8 of Celanese Corporation of our reports herein.

Our report dated February 20, 2007 contains explanatory paragraphs related to (1) the Company’s adoption of Statement of Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and Statement of Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” both of which were adopted during the year ended December 31, 2006 and (2) the Company’s acquisition of 84.3% of the outstanding stock of Celanese AG in a business combination in April 2004. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/  KPMG LLP

Dallas, Texas
February 20, 2007